Exhibit 99.1

PW Eagle Reports First Quarter Financial Results

EUGENE, Ore., May 2, 2007 (PRIME NEWSWIRE) -- PW Eagle, Inc. (Nasdaq:PWEI) today reported its financial results for the three months ended March 31, 2007.

Revenues for the first quarter totaled $150.3 million, a decrease of 17 percent compared with revenues of $181.9 million in last year's first quarter, which benefited significantly from the market effects of Hurricanes Katrina and Rita. First quarter 2007 revenues were up 10 percent sequentially compared with revenues of $137.0 million in the fourth quarter of 2006.

First quarter net income was $5.4 million, or $0.46 per fully diluted share, which includes the impact of approximately $2.0 million, or $0.11 per fully diluted share after tax, of expenses associated with the proposed merger with a subsidiary of J-M Manufacturing Company, Inc. ("JMM"). Net income for the three months ended March 31, 2006, totaled $21.0 million, or $1.73 per fully diluted share. Fourth quarter 2006 net income was $3.2 million, or $0.26 per fully diluted share.

"We are pleased with the financial performance of our business in the first quarter," said Jerry Dukes, Chairman and CEO. "We were up against very difficult year-over-year comparisons due to the higher PVC pipe prices that resulted from the hurricanes of late 2005. However, our first quarter 2007 results compare favorably to 2005's first quarter net sales of $142.6 million and net income of $2.7 million."

"Sales volumes in pounds in the first quarter of 2007 were 26 percent above the first quarter of 2006 and 31 percent above the fourth quarter of 2006, as our customers increased their buying pattern to replenish inventories in anticipation of the construction season. PVC pipe prices turned upward during the first quarter as resin manufacturers announced price increases for both March and April," Dukes concluded.

JMM Merger Status

PW Eagle's shareholders approved the proposed merger with a subsidiary of JMM on April 12, 2007. Completion of the merger remains subject to various conditions, including the receipt of regulatory approvals. On March 16, 2007, PW Eagle and JMM announced that they received a request from the Federal Trade Commission ("FTC") for additional information, commonly referred to as a Second Request, in connection with the parties' proposed merger transaction. The Second Request was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The effect of the FTC's action is to extend the waiting period imposed by the HSR Act until after PW Eagle and JMM have substantially complied with the Second Request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC.

PW Eagle and JMM currently are responding to the Second Request and are in discussions from time to time with the FTC concerning this matter. The companies have requested that the FTC implement an accelerated review and consideration of information that the companies are submitting to address the FTC's concerns in hopes of resolving those concerns and thereupon seeking termination from the FTC of the waiting period. In connection with the accelerated review, the parties have agreed with the FTC that they will not claim to have substantially complied with the Second Request earlier than May 16, 2007, and that the waiting period and review period by the FTC after such substantial compliance will be 60 days unless the FTC terminates the period sooner following its accelerated review of certain responsive information, or unless the parties voluntarily extend it further. The parties have also received inquiries from the attorneys general of the states of California and Washington and are providing information regarding the review and consideration of the proposed merger's impact in their respective states. Based upon the parties' preliminary discussions and arrangements with the FTC and the state attorneys general regarding the Second Request, PW Eagle and JMM now anticipate that a closing of the transaction is not likely to occur until, at the earliest, the latter part of the second calendar quarter or the early part of the third quarter of 2007.

Due to the ongoing regulatory approval process related to the proposed merger with JMM, the company will not be conducting a conference call to discuss its first quarter financial results.

About PW Eagle, Inc.

PW Eagle, Inc. is a leading extruder of PVC pipe products and its wholly-owned subsidiary, USPoly Company, LLC, is a leading manufacturer of polyethylene pipe and fittings. Together they operate twelve manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq Global Market under the symbol "PWEI."

The PW Eagle, Inc. company logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2877

Forward-Looking Statements

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward-looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which include those that relate to our proposed merger with JMM and the timing and impact of regulatory review, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. The following specific factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (i) the risks and costs to PW Eagle if the merger does not close; (ii) the satisfaction of the conditions to consummate the merger, including the receipt of the required regulatory approvals and the absence of any material adverse changes affecting PW Eagle; (iii) the uncertain effects the pendency of the merger may have on our business relationships, operating results and business generally, including our ability to retain key employees, suppliers and customers; (iv) potential adverse effects on our business, properties and operations because of certain covenants we agreed to in the merger agreement that restrict the conduct of PW Eagle's business prior to the completion of the merger; (v) the risk that the financing contemplated by JMM's financing commitment letter for the consummation of the merger might not be obtained; (vi) the risk that until the merger is completed or the merger agreement is terminated, PW Eagle will not be able to enter into a merger or business combination with another party because of restrictions contained in the merger agreement; (vii) the risk that the restrictions on the conduct of PW Eagle's business prior to the consummation of the merger, may delay or prevent PW Eagle from undertaking business opportunities that may arise pending the completion of the merger; (viii) the inability to consummate the merger by September 30, 2007, after which date either party has the right to terminate the merger agreement; (ix) the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement, including circumstances that may require us to pay a termination fee and related expenses to JMM; (x) the risk that the merger may not be completed in a timely manner or at all, which may materially adversely affect our business, future prospects and the price of our common stock; (xi) risks that may arise if any litigation or state or federal government action is initiated with respect to the merger; and (xii) risks related to diverting management's attention from our ongoing business operations.

In addition, actual results could differ as a result of general factors, including those set forth in our filings with the SEC, including the Annual Report on Form 10-K, as amended, for our most recent fiscal year, especially in the Management's Discussion and Analysis section, our most recent Quarterly Report on Form 10-Q and our Current Reports on Form 8-K.

All forward-looking statements included in this Press Release are based on information available to us on the date of this Press Release. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update "forward-looking" statements.

 PW EAGLE, INC.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts, unaudited)

                                              Three months ended
                                                   March 31,
                                         --------------------------
                                            2007             2006
                                         ---------        ---------

 NET SALES                               $ 150,325        $ 181,936
 COST OF GOODS SOLD                        122,670          127,972
                                         ---------        ---------
   Gross profit                             27,655           53,964
 OPERATING EXPENSES:
   Freight expense                           9,336            8,506
   Selling expenses                          3,837            3,943
   General and administrative expenses       5,642            5,517
   Other (income) expense, net                (447)             469
                                         ---------        ---------
                                            18,368           18,435
                                         ---------        ---------

 OPERATING INCOME                            9,287           35,529

 INTEREST EXPENSE, NET                         698            1,140
                                         ---------        ---------

 INCOME BEFORE INCOME TAXES                  8,589           34,389

 Income tax expense                          3,194           13,343
                                         ---------        ---------
 NET INCOME                              $   5,395        $  21,046
                                         =========        =========

 EARNINGS PER SHARE:
   Basic                                 $    0.46        $    1.85
   Diluted                               $    0.46        $    1.73

 AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING:
   Basic                                    11,614           11,395
   Diluted                                  11,739           12,188

 Adjustments to reconcile net income
  to EBITDA:
      Net income                         $   5,395        $  21,046
      Interest                                 698            1,140
      Taxes                                  3,194           13,343
      Depreciation and amortization          2,301            3,047

                                         ---------        ---------
 EBITDA                                  $  11,588        $  38,576
                                         =========        =========

EBITDA is not intended to be an alternative to the financial results presented under generally accepted accounting principles (GAAP) in the United States of America. We believe EBITDA is a commonly used measure of financial performance by our lenders and the investment community and allows for a more complete analysis of our cash flows and results of operations. We also use this non-GAAP measure internally to monitor performance of our businesses.

 PW EAGLE, INC.
 CONDENSED CONSOLIDATED BALANCE SHEETS
 (in thousands, unaudited)

 ASSETS                                    March 31,      December 31,
                                             2007             2006
                                          ----------      ------------
 CURRENT ASSETS:
   Cash and cash equivalents               $ 14,418         $ 38,064
   Accounts receivable, net                  79,478           60,337
   Inventories                               59,851           68,990
   Other current assets                       4,544            5,752
                                           --------         --------
       Total current assets                 158,291          173,143

 Property and equipment, net                 52,531           52,626
 Other long-term assets                      16,044           16,805
                                           --------         --------
 TOTAL ASSETS                              $226,866         $242,574
                                           ========         ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES:
   Borrowings under revolving
    credit facilities                      $     --         $     --
   Current maturities of long-term
    financing leases                            221              224
   Other current liabilities                 68,152           73,414
                                           --------         --------
       Total current liabilities             68,373           73,638

 Financing lease obligations, less
  current maturities                         17,485           19,302
 Other long-term liabilities                  4,316            4,237
                                           --------         --------
 TOTAL LIABILITIES                           90,174           97,177
                                           --------         --------

 Stockholders' equity                       136,692          145,397
                                           --------         --------
 TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                   $226,866         $242,574
                                           ========         ========

 Segment Income Statement Information
 (In thousands, unaudited)

                                              Three months ended
                                                   March 31,
                                           -----------------------
                                              2007          2006
                                           --------       --------
 PW Eagle PVC Business
   Net Sales                               $136,967       $160,292
   Gross Profit                              25,633         49,551
   Operating Income                           8,827         34,023

   Adjustments to reconcile to EBITDA:
     Depreciation and amortization            1,665          2,398
                                           --------       --------
 EBITDA                                    $ 10,492       $ 36,421
                                           ========       ========

 USPoly PE Business
     Net Sales                             $ 13,358       $ 21,644
     Gross Profit                             2,022          4,413
     Operating income                           460          1,506
     Adjustments to reconcile to EBITDA:
        Depreciation and amortization           636            649
                                           --------       --------
 EBITDA                                    $  1,096       $  2,155
                                           ========       ========

The combined total of the above amounts may differ from the consolidated amounts due to the impact of consolidation and elimination entries.

EBITDA is not intended to be an alternative to the financial results presented under generally accepted accounting principles (GAAP) in the United States of America. We believe EBITDA is a commonly used measure of financial performance by our lenders and the investment community and allows for a more complete analysis of our cash flows and results of operations. We also use this non-GAAP measure internally to monitor performance of our businesses.

CONTACT:  PW Eagle, Inc.
          Scott Long, Chief Financial Officer
          541-343-0200